For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

              CONGOLEUM CORPORATION REPORTS SECOND QUARTER RESULTS


MERCERVILLE, NJ, AUGUST 9, 2005 - Congoleum Corporation (AMEX: CGM) reported today its financial results for the second quarter ended June 30, 2005.

Sales for the three months ended June 30, 2005 were $58.1 million, compared with sales of $63.0 million reported in the second quarter of 2004, a decrease of 7.7%. The net loss for the second quarter of 2005 was $14.6 million, which included a $15.5 million charge for asbestos liabilities, compared with net income of $1.4 million in the second quarter of 2004. The net loss per share was $1.77 for the second quarter of 2005, compared with diluted net income per share of $0.16 in the second quarter of 2004.

Sales for the six months ended June 30, 2005 were $115.7 million, compared with sales of $115.0 million reported in the first six months of 2004, an increase of 0.6%. The net loss for the six months ended June 30, 2005 (after the asbestos related charge of $15.5 million) was $15.0 million, or $1.81 per share diluted, versus net income of $0.9 million, or $0.11 per share, in the first six months of 2004.

Roger S. Marcus, Chairman of the Board, commented, "We would have had a slight profit in the quarter were it not for the asbestos charge. While our operating results trailed the second quarter of last year, I consider them satisfactory in light of the challenges we faced. The most significant of these was that as part of a broader reduction initiative, our largest distributor reduced it's inventory of our products by $4.4 million, which negatively affected our gross profit in the quarter by over $1 million."

"Another factor that negatively impacted our operating performance this past quarter was the raw material situation. While raw material costs appear to have peaked, our price increases have yet to offset the cumulative impact of the inflation we have experienced. In addition, our plant efficiencies were hurt by the need to test and qualify new raw material sources."

Mr. Marcus continued, "The good news is that the worst of the raw material situation appears to be behind us. We are hopeful that material prices may even soften during the balance of the year, at least partially closing the gap between our cost increases and what we have been able to pass along in pricing. We believe we've resolved the formulation difficulties with our new materials, which should help our manufacturing performance."

"On the sales side, our DuraCeramic product continues to sell well and we are optimistic about its continued growth. In addition, the manufactured housing market has shown some signs of improvement. We also remain focused on controlling operating expenses."

Mr. Marcus finished by saying, "On the reorganization front, we've recently filed a new plan with the court and the related disclosure statement was approved July 28, 2005. We will begin soliciting acceptances of the latest plan shortly and a confirmation hearing is scheduled for December 13. As this quarter's charge indicates, these proceedings are painfully expensive and we are striving to get through them as rapidly as possible."

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and exit financing sufficient to provide it with funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum, (vii) compliance with the United States Bankruptcy Code, including Section 524(g), (viii) developments in, and the outcome of, insurance litigation pending in New Jersey state court, (ix) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (x) increases in raw material prices, (xi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xiii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xiv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xv) product warranty costs, and (xvi) changes in distributors of Congoleum's products. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                                                                           (Unaudited)
                                                                          For the Three                    For the Six
                                                                           Months Ended                    Months Ended
                                                                            June 30,                         June 30,
                                                                            --------                         --------
                                                                     2005              2004          2005               2004
                                                                   --------          --------      ---------          ---------

Net Sales ................................................         $ 58,108          $ 62,951      $ 115,738          $ 114,951
Cost of Sales ............................................           44,338            46,065         88,307             84,514
Selling, General & Administrative Expenses ...............           26,127            13,017         37,860             25,002
                                                                   --------          --------      ---------          ---------
Income (Loss) from Operations ............................          (12,357)            3,869        (10,429)             5,435

Interest Income ..........................................               84                 -            182                  -
Interest Expense .........................................           (2,618)           (2,314)        (5,118)            (4,559)
Other Income .............................................              293               421            415                665
                                                                   --------          --------      ---------          ---------
Income (Loss) before Income Taxes ........................          (14,598)            1,976        (14,950)             1,541
Income Tax Expense (Benefit) .............................                -               616              -                616
                                                                   --------          --------      ---------          ---------
Net Income (Loss) ........................................         $(14,598)         $  1,360      $ (14,950)         $     925
                                                                   ========          ========      =========          =========

Net Income/(Loss) Per Share, Basic .......................         $  (1.77)         $   0.16      $   (1.81)         $    0.11
                                                                   ========          ========      =========          =========
Net Income/(Loss) Per Share, Diluted .....................         $  (1.77)         $   0.16      $   (1.81)         $    0.11
                                                                   ========          ========      =========          =========
Weighted Average number of Common Shares
Outstanding - Basic ......................................            8,260             8,260          8,260              8,260
                                                                   ========          ========      =========          =========
Weighted Average number of Common Shares
Outstanding - Diluted ....................................            8,260             8,363          8,260              8,363
                                                                   ========          ========      =========          =========

ADDITIONAL FINANCIAL INFORMATION:
Capital Expenditures .....................................         $  1,301          $    508      $   2,155          $   1,355
Depreciation and Amortization ............................         $  2,781          $  2,823      $   5,626          $   5,714

                             CONDENSED BALANCE SHEET

                    (In thousands, except per share amounts.)
                                   (Unaudited)

                                                                       June 30,               December 31,
                                                                         2005                     2004
                                                                       ---------               ---------

ASSETS:
  Cash ......................................................          $  21,397               $  29,710
  Restricted Cash ...........................................             11,083                  15,682
  Accounts & notes receivable, net ..........................             20,823                  17,621
  Inventory .................................................             44,867                  39,623
  Other current assets ......................................             13,044                  15,802
                                                                       ---------               ---------

  Total current assets ......................................            111,214                 118,438

  Property, plant & equipment (net) .........................             76,271                  79,550
  Other assets (net) ........................................             14,726                  14,894
                                                                       ---------               ---------
  Total assets ..............................................          $ 202,211               $ 212,882
                                                                       =========               =========

  LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable, accrued expenses & deferred income
    taxes ...................................................          $  58,715               $  59,440
  Revolving credit loan - secured debt ......................             10,137                   9,500
  Liabilities subject to compromise - current ...............             18,883                  14,225
                                                                       ---------               ---------
  Total current liabilities .................................             87,735                  83,165

  Liabilities subject to compromise .........................            136,999                 137,290
  Long term debt ............................................                  -                       -
  Other liabilities .........................................             13,416                  13,416
                                                                       ---------               ---------
  Total liabilities .........................................            238,150                 233,871

  Stockholder's equity (deficit) ............................            (35,939)                (20,989)
                                                                       ---------               ---------

  Total liabilities & stockholder's equity ..................          $ 202,211               $ 212,882
                                                                       =========               =========